Exhibit 5.1

June 7, 2019

Magnolia Oil & Gas Corporation

Nine Greenway Plaza, Suite 1300

Houston, Texas 77046

Re:	Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Magnolia Oil & Gas Corporation (f/k/a TPG Pace Energy Holdings Corp.), a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-4 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to (i) the proposed offer to holders of the Company’s warrants (the “Warrants”) to exchange 0.29 shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A common stock”) for each Warrant (together with any amendments, supplements or extensions thereof, the “Exchange Offer”) and (ii) solicitations of consents (the “Consent Solicitation”) from the holders of Warrants to amend that certain Warrant Agreement, dated as of May 4, 2017, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), that governs the Warrants to permit the Company to require that each outstanding Public Warrant that is not tendered pursuant to the Exchange Offer be converted into 0.261 shares of Class A common stock (the “Warrant Amendment”), in each case upon the terms and subject to the conditions set forth in the prospectus/offer to exchange which forms part of the Registration Statement (the “Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”). The shares of Class A common stock issuable upon exchange of the Warrants pursuant to the Exchange Offer and the Warrant Amendment are referred to herein as the “Shares.”

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the second amended and restated certificate of incorporation of the Company, as in effect on the date hereof, (ii) the bylaws of the company, as in effect on the date hereof, (iii) the Registration Statement, (iv) the Warrant Agreement, (v) resolutions of the Board of Directors of the Company relating to, among other matters, the Exchange Offer, the Consent Solicitation and the Warrant Amendment and (vi) such other documents as we have deemed necessary or appropriate as a basis for the

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Magnolia Oil & Gas Corporation June 7, 2019 Page 2

opinions set forth below. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

For purposes of rendering the opinions set forth below, we have made the following assumptions: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness shall not have been terminated or rescinded, (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, (iii) each person signing the documents that we reviewed has the legal capacity and authority to do so, (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete, and (v) all Shares will be issued and sold, as applicable, in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Exchange Offer and the Warrant Amendment, as applicable, will be legally issued, fully paid and nonassessable.

Our opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware, which includes all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America. We do not express any opinion as to the applicability of, or the effect thereon, of the laws of any other jurisdiction, domestic or foreign. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. Our opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Vinson & Elkins LLP in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.